Exhibit 10.23

J. ALEXANDER’S, LLC

July 1, 2014

Mark A. Parkey

Nashville, TN

Dear Mark:

This letter describes changes to your Amended and Restated Salary Continuation Agreement (the “Salary Continuation Agreement”), dated as of December 26, 2008, between you and J. Alexander’s, LLC, a Tennessee limited liability company, f/k/a J. Alexander’s Corporation (the “Company”), and as previously amended pursuant to that certain Letter Agreement, dated as of July 30, 2012, by and among you and the Company, and for certain limited purposes set forth therein, Fidelity Newport Holdings, LLC, Fidelity National Financial, Inc. and American Blue Ribbon Holdings, Inc. Such changes shall be effective upon the date set forth above (the “Effective Date”).

1.

Amendment of Definition of “Base Salary” in SCA. The definition of “Base Salary” under Section 2.a. of your Salary Continuation Agreement is amended and restated in its entirety, effective as of the Effective Date, as set forth below:

“a. “Base Salary” for purposes of calculating a benefit hereunder as of a specific date shall be fixed at $200,000 for purposes hereof and shall not be subject to any increase or decrease.”

2.	Continuing Force and Effect. Other than the amendment specifically agreed herein, the Salary Continuation Agreement remains in full force and effect.

3.

Severability. If any provision of this letter agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

4.	Governing Law. This letter agreement will be governed by and construed under the internal laws of the State of Tennessee, without regard to its conflict of laws principles.

5.

Jurisdiction and Venue. This letter agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Tennessee. Each party hereto and future signatory hereby consents to the personal jurisdiction of these courts and waives any objections that such venue is objectionable or improper.

6.

Headings. All descriptive headings of sections and paragraphs in this letter agreement are intended solely for convenience, and no provision of this letter agreement is to be construed by reference to the heading of any section or paragraph.

7.	Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.

Successors. This letter agreement is binding on the parties hereto and their successors and permitted assigns. The parties acknowledge that the obligations of the Company pursuant to the agreements referenced herein shall be assumed by any original or subsequent transferee of all or substantially all the assets of the Company (“Successor”), and any such Successor shall be bound as the Company hereunder and pursuant to the agreements referenced herein.

If you agree to the amendment to your Salary Continuation Agreement set forth above, please sign as indicated on the following page and return a signed copy to the Company.

In Witness Whereof, the parties hereto have executed this letter agreement effective as of the date set forth above.

J. ALEXANDER’S, LLC

By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

Acknowledged and Agreed this 1st day of July 2014, by:

/s/ Mark A. Parkey
Mark A. Parkey

[Signature Page to Letter Agreement]